Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

PureSpectrum, Inc.

We hereby consent to the use in this Registration Statement of our report dated March 27, 2009, relating to the consolidated financial statements of PureSpectrum, Inc.,. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Savannah, GA

September 1, 2009